Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES DEPARTURE OF CEO JAMES FARES
Union City, CA — May 21, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today the departure of James Fares from his positions as President and Chief Executive Officer. Don M. Bailey, 61, a member of Questcor’s Board of Directors, has been appointed Interim President. The Board has initiated a search for a permanent CEO.
Albert Hansen, Chairman of the Questcor Board of Directors, commented, “We appreciate Jim’s service over the past two years and wish him well in the future. Our goal is to increase shareholder value through a continued focus on Acthar, consistent progress in our development pipeline, and a more rapid transition to profitability.” Questcor will announce additional adjustments to its efforts shortly.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes therapeutics for the treatment of neurological disorders. Questcor currently sells H.P. Acthar® Gel (repository corticotropin injection), and Doral® (quazepam). For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to identify and hire a permanent Chief Executive Officer, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, marketing and regulatory risks, and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
Senior Vice President, Strategic Planning and Communications
510-400-0700
IR@Questcor.com